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                                   EXHIBIT 5.1

                            Opinion of Blank Rome LLP


                         [Letterhead of Blank Rome LLP]

                                                                   May 3, 2004

NCO Group, Inc.
507 Prudential Road
Horsham, Pennsylvania 19044

         Re:  NCO Group, Inc.
              Registration Statement on Form S-3

Gentlemen:

         We have acted as counsel to NCO Group, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offer and sale of up to 142,223 shares of the Company's common stock, no par value (the "Shares"), by the selling shareholders named in the Registration Statement (the "Selling Shareholders"). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (i) the Company's Amended and Restated Articles of Incorporation and all amendments thereto; (ii) the Company's Amended and Restated Bylaws and all amendments thereto; (iii) resolutions adopted by the Company's Board of Directors relating to the transactions contemplated by the Registration Statement; (iv) the Registration Statement; (v) Form of Warrant issued to the Selling Shareholders (the "Warrant"); and (vi) such other documents as we deemed necessary to render this opinion. We have not performed any independent investigation other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all certificates, documents and records examined and the genuineness of all signatures. In rendering this opinion we have assumed that 31,338,000 shares of the Company's common stock are outstanding. This opinion is limited to the laws of the Commonwealth of Pennsylvania.

         Based upon and subject to the foregoing, we are of the opinion that the Shares which are being offered and sold by the Selling Shareholders pursuant to the Registration Statement, when issued to and paid for by the Selling Shareholders in accordance with the terms of the Warrants, will be legally issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement.


                                                  Sincerely,

                                                  /s/ Blank Rome LLP
                                                  --------------------
                                                  BLANK ROME LLP